Exhibit 11

                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                 March 31, 1999

                                            Three Months Ended              Six Months Ended
                                      February 28,      March 31,     February 28,     March 31,
                                         1998             1999           1998             1999
                                      -------------   -------------   -------------   -------------

Loss from continuing operations ...   $ (1,098,870)   $ (1,229,791)   $ (1,829,508)   $ (1,340,220)

Loss from discontinued operations .   $ (1,343,719)   $ (  990,901)   $ (1,595,883)   $ (1,101,285)
                                      ------------    ------------    ------------    ------------
Net loss ..........................   $ (2,442,589)   $ (2,220,692)   $ (3,425,391)   $ (2,441,505)
                                      ============    ============    ============    ============

Net loss per share:

Continuing operations .............   $      (0.49)   $      (0.11)   $      (1.05)   $      (0.14)

Discontinued operations ...........   $      (0.60)   $      (0.09)   $      (0.92)   $      (0.11)

Net loss ..........................   $      (1.09)   $      (0.20)   $      (1.97)   $      (0.25)
                                      ------------    ------------    ------------    ------------

Weighted average shares outstanding      2,236,756      11,171,235       1,737,178    $  9,788,142
                                      ============    ============    ============    ============